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                                                                    EXHIBIT 10.8

                         USPB MANAGEMENT INCENTIVE PLAN

The USPB Management Incentive Plan is made available to certain management staff, as designated by the CEO, and is intended to provide management additional financial incentive to perform well in areas that are beneficial to the shareholders and members of USPB.

In order to achieve this, a pool is established by taking the total USPB book income for the fiscal year and total USPB grid premiums paid for the fiscal year, less a threshold (determined annually by the CEO), and multiplying that number by a factor (to be determined annually by the CEO), to determine the Gross Management Pool. Then, to factor in the USPB stock share value, the Gross Management Pool is multiplied by the Stock Value Multiplier (current fiscal year weighted average non-conditional stock sale price divided by prior year weighted average non-conditional stock sales price), to establish the Net Management Bonus Pool. The Net Management Bonus is then distributed to individual staff on a pro-rata basis as determined by taking the individual gross annual salary divided into the total USPB management salaries multiplied by the Net Management Bonus. To provide a vesting effect, one half of the Net Management Bonus Pool is distributed prior to the calendar year-end following the current fiscal year-end and the remaining one half is distributed by the following calendar year-end.

The following conditions apply:

      - Recipients must be employed by USPB at the end of the fiscal year to qualify for payment

      -   Maximum individual bonus is 100% of base annual salary.

      - Management Bonus Plan is subject to review and amendment annually by CEO.